UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SERACARE LIFE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0056054
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

375 West Street, West Bridgewater, MA	02379
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered

The following description of our capital stock is qualified in its entirety by reference to our Certificate of Incorporation (“Charter”) and Amended and Restated Bylaws (“Bylaws”), attached hereto as Exhibits 3.1 and 3.2, respectively, and incorporated herein by reference. Our authorized capital stock consists of 35,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of May 17, 2007, there were 18,562,728 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Only our common stock is being registered pursuant to this Form 8-A.

Common Stock

Each outstanding share of our common stock entitles the holder thereof to one vote on each matter properly submitted to our stockholders; provided, however, that, except as otherwise required by law, holders of shares of our common stock are not entitled to vote on any amendment to our Charter (including any certificate of designation filed with respect to any series of preferred stock) that relates solely to the terms of one or more outstanding series of our preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to our Charter (including any certificate of designation filed with respect to any series of preferred stock). Holders of our common stock are entitled to receive dividends, if any, as may be declared by our Board of Directors. The holders of shares of our common stock have no preemptive, subscription or cumulative voting rights. The voting, dividend and liquidation rights of the holders of our common stock are subject to and qualified by the rights of the holders of our preferred stock of any series as may be designated by the Board of Directors upon issuance of any such preferred stock. The form of our common stock certificate is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Preferred Stock

Our Board of Directors has the authority, without further action by our shareholders, to issue from time to time the preferred stock in one or more series with such relative powers, designations, preferences, rights, qualifications, limitations and restrictions as it may determine, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences.

Our Charter and/or Bylaws specify the vote required by security holders to take the following actions: (i) election of directors by stockholders shall be determined by a plurality of the vote cast by the stockholders entitled to vote in the election; (ii) removal of directors with cause requires two-thirds (2/3) of all then-outstanding shares of our capital stock entitled to vote generally at an election of directors, voting together as a single class, cast at a meeting of the stockholders called for that purpose; (iii) adoption, amendment or repeal of any provision of the Bylaws requires a vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors,

2

voting together as a single class; (iv) alteration, amendment or repeal of Articles VI, VII and VIII of our Charter requires the vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class; and (v) any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting.

Item 2.	Exhibits

3.1	Certificate of Incorporation

3.2	Amended and Restated Bylaws

4.1	Form of Common Stock Certificate

3

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 17, 2007	SERACARE LIFE SCIENCES, INC.

	By:	/s/ Gregory A. Gould
Gregory A. Gould
Chief Financial Officer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
3.1	Certificate of Incorporation

3.2	Amended and Restated Bylaws

4.1	Form of Common Stock Certificate